CUSIP NO. 21872p 50 1                   13D                     Page 1 of 10

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 Corgentech Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   21872P 50 1
                                 (CUSIP Number)

                                 Nathalie Auber
                               Sofinnova Ventures
                                140 Geary Street
                             San Francisco, CA 94108
                                 (415) 228-3393


--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 15, 2005
             (Date of Event which Requires Filing of this Statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this  Schedule  13D, and is
     filing  this  schedule  because  of  ss.ss.240.13d-1(e),   240.13d-1(f)  or
     240.13d-1(g), check the following box.  [ ]

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
     Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 21872p 50 1                                      13D                                       Page 2 of 10

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING
1            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Partners V, L.P. ("SVP V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,148,527 shares, except that Sofinnova Management V, L.L.C. ("SM V"),
              SHARES                          the general partner of SVP V, may be deemed to have sole voting power,
           BENEFICIALLY                       and Michael F. Powell ("Powell"), Alain L. Azan ("Azan") and James I.
      OWNED BY EACH REPORTING                 Healy, M.D., Ph.D. ("Healy"), the managing members of SM V, may be
              PERSON                          deemed to have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,148,527 shares, except that SM V, the general partner of SVP V, may be deemed to have sole dispositive power and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             1,148,527 shares.
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7 %
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

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CUSIP NO. 21872p 50 1                                      13D                                       Page 3 of 10

------------ ---------------------------------------------------------------------------------------------------------
            NAME OF REPORTING
1            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Affiliates V, L.P. ("SVA V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        37,148 shares, except that SM V, the general partner of SVA V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              37,148 shares, except that SM V, the general partner of SVA V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             37,148 shares.
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

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
CUSIP NO. 21872p 50 1                                      13D                                       Page 4 of 10

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Venture Principals V, L.P. ("SVPr V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        17,604 shares, except that SM V, the general partner of SVPr V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              17,604 shares, except that SM V, the general partner of SVPr V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             17,604 shares.
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                          [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

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
CUSIP NO. 21872p 50 1                                      13D                                       Page 5 of 10

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Management V, L.L.C. ("SM V")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
             NUMBER OF                        V, 37,148 shares are owned directly by SVA V and 17,604 shares are
              SHARES                          owned directly by SVPr V.  SM V, the general partner of SVP V, SVA V
           BENEFICIALLY                       and SVPr V, may be deemed to have sole voting power, and Powell, Azan
      OWNED BY EACH REPORTING                 and Healy, the managing members of SM V, may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH                  -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
                                              V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V.  SM V, the general partner of SVP V, SVA V and SVPr V, may be deemed to have sole dispositive power, and Powell,
                                              Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             1,203,279 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             OO
------------ --------------------------------------------------------------------------------------------------------

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
CUSIP NO. 21872p 50 1                                      13D                                       Page 6 of 10

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Michael F. Powell ("Powell")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              50,258 shares (50,000 shares issuable to Powell pursuant to
             NUMBER OF                        outstanding options exercisable within 60 days of December 15, 2005).
              SHARES
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                          1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
               WITH                           V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Powell, a managing member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              50,258 shares (50,000 shares issuable to Powell pursuant to outstanding options exercisable within 60 days of December 15, 2005).
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
                                              V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Powell, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             1,303,795 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.5%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
------------ --------------------------------------------------------------------------------------------------------

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
CUSIP NO. 21872p 50 1                                      13D                                       Page 7 of 10

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Alain L. Azan ("Azan")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF
              SHARES
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                          1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
               WITH                           V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Azan, a managing member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
                                              V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Azan, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             1,203,279 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ --------------------------------------------------------------------------------------------------------

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
CUSIP NO. 21872p 50 1                                      13D                                       Page 8 of 10

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James I. Healy, M.D., Ph.D. ("Healy")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
              PERSON                          V, 37,148 shares are owned directly by SVA V and 17,604 shares are
               WITH                           owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Healey, a managing member of SM V, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,203,279 shares, of which 1,148,527 shares are owned directly by SVP
                                              V, 37,148 shares are owned directly by SVA V and 17,604 shares are owned directly by SVPr V. SM V is the general partner of SVP V, SVA V and SVPr V, and Healey, a managing member of SM V, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             1,203,279 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.0%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ --------------------------------------------------------------------------------------------------------

CUSIP NO. 21872p 50 1                   13D                     Page 9 of 11

     This Amendment No. 1 amends the Schedule 13D filed by by Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P., Sofinnova Venture Principals V, L.P., Sofinnova Management V, L.L.C., Michael F. Powell, Alain L. Azan and James I. Healy, M.D., Ph.D. (the "Reporting Person"). This Amendment No. 1 is being filed to correct the share numbers and percentages indicated on the Original 13D filing and there have been no transactions by the Reporting Persons in the Securities of the Issuer since the date of the Original 13D filing. Only those items as to which there has been a change are included in this Amendment No. 1. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Schedule 13D as amended to date, unless otherwise indicated herein.

Item 5.  Interest in Securities of the Issuer

(a) - (b)

See Rows 5-9 and 11 of the cover page for each Reporting Person.

CUSIP NO. 21872p 50 1                   13D                     Page 10 of 10

                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February __, 2006
                                 SOFINNOVA VENTURE PARTNERS V, L.P.,
                                 a Delaware Limited Partnership
                                 By:  Sofinnova Management V, L.L.C.,
                                 a Delaware Limited Liability Company
                                 Its:  General Partner

                                 SOFINNOVA VENTURE AFFILIATES V, L.P.,
                                 a Delaware Limited Partnership
                                 By:  Sofinnova Management V, L.L.C.,
                                 a Delaware Limited Liability Company
                                 Its:  General Partner

                                 SOFINNOVA VENTURE PRINCIPALS V, L.P.,
                                 a Delaware Limited Partnership
                                 By:  Sofinnova Management V, L.L.C.,
                                 a Delaware Limited Liability Company
                                 Its:  General Partner

                                 SOFINNOVA MANAGEMENT V, L.L.C.,
                                 a Delaware Limited Liability Company

                                 By:    /s/ James I. Healy
                                       -----------------------------------------
                                       James I. Healy, M.D., Ph.D.
                                       Managing Member


                                 JAMES I. HEALY, M.D., PH.D.


                                 By:    /s/ James I. Healy
                                       -----------------------------------------
                                       James I. Healy, M.D., Ph.D.


                                 MICHAEL F. POWELL


                                 By:    /s/ Michael F. Powell
                                       -----------------------------------------
                                       Michael F. Powell


                                 ALAIN L. AZAN


                                 By:    /s/ Alain L. Azan
                                       -----------------------------------------
                                       Alain L. Azan